Exhibit 4.94

SHAREHOLDERS’ AGREEMENT

BETWEEN

the Shareholders

of

THE Multi Group Limited

______________________________________________________________________

17 July 2017

SHAREHOLDERS’ AGREEMENT

This Shareholder’s Agreement (hereinafter referred to as the “Agreement”) entered into on this day, by and between:

1. 500.com Limited, with company registration number 01-86078, of 4th Floor, Willow House, P.O. Box, Grand Cayman, KY1-112, Cayman Islands (hereinafter referred to as the “500.com”);

AND

2. Helmet Limited, with company registration number 114862, of Suites 41/42, Victoria House, 26 Main Street, Gibraltar (hereinafter referred to as the “Helmet”)

500.com and Helmet are individually referred to as a “Party” and collectively referred to as the “Parties” or the “Shareholders”.

1.	BACKGROUND

1.1	500.com acquired through a Share Purchase Agreement dated on 26 May 2017 (hereinafter referred to as the “Share Purchase Agreement”) its shares in The Multi Group Limited, a company incorporated under the laws of Malta with the registration number C73974 (the “Company”).

1.2	The Shares are held by the Parties as set out in Schedule 2.

1.3	On the terms and subject to the conditions set out in this Agreement the Parties agree to regulate their relationship, rights and obligations vis-à-vis the Company by means of this Agreement, as well as each Shareholder’s rights and obligations as a shareholder in the Company.

1.4	This Agreement shall apply to Shares and all other equity securities issued by the Company.

2.	INTERPRETATION

2.1	Definitions

In this Agreement:

“Act”	means the Companies Act 1995, Chapter 386 of the Laws of Malta;

“Agreement”	means this Shareholders’ Agreement, as amended from time to time;

“Articles”	means the Memorandum and Articles of Association of the Company, as amended from time to time;

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‘Put Option Right’	means Helmet´s right to sell the Sale Shares and thereby 500.com´s corresponding obligation to purchase the Sale Shares as described in Clause 7.1;

‘Company’	The Multi Group Limited C73974 as incorporated under the Laws of Malta with the details as specified in Schedule 1;

“Directors”	means the directors from time to time of the Board of the Company;

“Group”	Means the Company or any of its subsidiaries or other companies owned by the Company from time to time;

“Memo and Articles”	Memorandum and Articles of Association of the Company set out in Schedule 3;

“Shares”	means the issued shares of the Company;

“Shareholders”

 Means the persons listed in Schedule 2 and any other Person that may acquire and/or subscribe to Shares in the Company and who has agreed to be bound by this Agreement in accordance with the terms and conditions of the same;

2.2	In this Agreement, a reference to a clause, sub-clause, paragraph or Appendix, unless the context otherwise requires, is a reference to a section or paragraph of, or Appendix to, this Agreement. The Appendices form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and references to this Agreement include the Appendices.

3.        BUSINESS OF THE COMPANY

3.1	The business of the Company shall be, without prejudice to applicable law, to conduct the business activities defined in the Memo and Articles as amended from time to time.

4.	Conflict with the ArticleS OF ASSOCIATION AND THIS AGREEMENT

4.1	In the event of a conflict between this Agreement and the Memo and Articles, this Agreement shall prevail, as between the Shareholders and, in the event of such conflict, the Shareholders shall:

4.2.1	exercise all voting and other rights and powers available to them to give effect to the provisions of this Agreement; and

4.2.2	ensure that any required amendment is made to the Memo and Articles of the Company.

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4.2	If the Memo and Articles are amended in accordance with the provisions of this Agreement, such amended and restated Memo and Articles shall be attached hereto as a new Schedule 3.

5.	DIRECTORS AND MANAGEMENT

5.1	The business and affairs of the Company shall be managed by the board of the Company. The board of the Company is to be appointed by the shareholders of the Company in the general meeting.

5.2	Helmet shall have the right to appoint one director for as long as Helmet continue to hold shares in the Company.

5.3	The presence of three Directors shall constitute a quorum. Any Director who is unable to attend and vote at a meeting of the Board, shall have the power to appoint a person as his Alternate Director to attend, speak and vote in his stead at meetings of the Board.

5.4	At any meeting of the Board, each Director shall be entitled to one vote. The vote of the majority of the Directors present shall constitute the decision of the Board.

5.5	Any Director may participate in a meeting of the Board by telephone or video conference or any other telecommunication equipment by means of which the persons participating can hear each other speak.

5.6	The legal and judicial representation of the Company shall be exercised jointly by any two (2) directors.

6.	TRANSFER Of SHARES

6.1	Helmet shall not be allowed to transfer, assign, sale, pledge, hypothecate, encumber or dispose, whether voluntary or involuntary, of its shares in the Company unless such transfer, assignment, sale, pledge, hypothecation, encumbrance or disposal is made in accordance with the terms and conditions of this Agreement and the Memo and Articles.

6.2	If Helmet commits a material breach of this Agreement and fails to remedy such breach within 30 days from receiving a notice in writing of the breach from 500.com and 500.com obtains a final award from an arbitration tribunal in terms of clause 19 stating that Helmet has committed such breach, then 500.com shall be entitled to purchase all Shares held by Helmet at a 40% discount to the fair market value to be determined by agreement between the parties, or failing such agreement by an independent expert appointed by the Parties.

6.3	The entitlement to purchase Helmet’s Shares in pursuance of the preceding clause shall not prejudice any remedies that 500.com might have at law and under this Agreement as a result of the breach of any provision of the same Agreement.

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6.4	If 500.com wishes to purchase the Helmet Shares in pursuance of the clause 6.2, it shall notify Helmet of such intention to purchase in writing not later than 60 days after the final award from the arbitration tribunal referred to in clause 6.2. On the day after the end of the above mentioned 60-day period, Helmet shall transfer its Shares to 500.com.

7.	Put Option right

7.1	If Mr Thomas Biro resigns from his employment within the Group or his employment is terminated for whatever reason, Helmet shall have the right to request that 500.com, on one occasion, purchases all or some of the shares of the Company then held by Helmet (“Sale Shares”) by delivering notice to 500.com (“Transfer Notice”). Such right shall be exercisable within 1 year from the resignation mentioned above (“Put Option Right Period”), however such right shall not be exercisable if Mr Thomas Biro resigns before 31 December 2018. Upon delivery of the Transfer Notice, 500.com shall be obligated to buy the amount of shares demanded in the Transfer Notice.

7.2	The Transfer Notice shall contain all material terms of the proposed sale, including the terms of payment and the number and description of the ordinary shares to be acquired by 500.com.

7.3	Upon the delivery of the Transfer Notice, the Parties shall, within 30 Business Days, establish a fair market value as the purchase price for the Sale Shares, and if the Parties fail to reach such agreement during such period (after good faith negotiations as to what is the fair market value for the Sale Shares), the fair market value of the Sale Shares shall be decided by an independent valuation expert, appointed by the Parties or if the Parties are not able to decide, appointed in accordance with Clause 19. The valuation expert shall be experienced in valuing businesses such as the Company. The price of the Shares shall be assessed as of the date of the Transfer Notice and shall correspond to their proportionate part of the Company’s (including all subsidiaries and other companies owned by the Company) total market value. Hence, there shall be no minority share discount. The valuation expert shall base his decision on information provided by the Parties. The decision of the valuation expert shall, to the extent practically possible, be provided within 30 days from his appointment. The fee of the valuation expert shall be borne by 500.com. The decision of the valuation expert shall be final and binding on the Parties. However, the purchase price of the Sale Shares shall always be the higher of (i) the fair market value provided by the valuation expert or (ii) the value as it was agreed in the Share Purchase Agreement regarding the Shares.

7.4	The purchase price to be paid by 500.com for the Sale Shares shall be payable in cash.

7.5	After the lapse of the Put Option Right Period, 500.com shall have no obligation to purchase the Sale Shares under this Clause, and the procedure as per the Memo and Articles shall apply.

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8.	Drag-along right and tag-along right

8.1	If the holders of fifty-one percent or more of the Shares in issue for the time being (“Selling Shareholders”) wish to transfer all of their Shares (“Sellers' Shares”) to a bona fide purchaser on arm's length terms (“Proposed Buyer”), the Selling Shareholders may require the other Shareholders (“Called Shareholders”) to sell and transfer all their shares (“Called Shares”) to the Proposed Buyer (or as the Proposed Buyer directs) on the same terms and conditions as for the Selling Shareholders in accordance with the provisions of this Clause (“Drag Along Option”).

8.2	The Selling Shareholders may exercise the Drag Along Option after the lapse of 2 years from signing of this Agreement, by giving written notice to that effect to the Called Shareholders (“Drag Along Notice”) at any time before the transfer of the Sellers’ Shares to the Proposed Buyer. The Drag Along Notice shall specify:

8.2.1	that the Called Shareholders are required to transfer all their Called Shares pursuant to this clause 8;

8.2.2	the person to whom the Called Shares are to be transferred;

8.2.3	the consideration payable for the Called Shares which shall, for each Called Share, be an amount at least equal to the consideration per share offered by the Proposed Buyer for the Sellers’ Shares and shall be on the same terms and conditions; and

8.2.4	the proposed date of the transfer.

8.3	Once issued, a Drag Along Notice shall be irrevocable. However, a Drag Along Notice shall lapse if, for any reason, the Selling Shareholders have not sold the Sellers’ Shares to the Proposed Buyer within 90 Business Days of serving the Drag Along Notice. The Selling Shareholders may serve further Drag Along Notices following the lapse of any particular Drag Along Notice.

8.4	In the event the Selling Shareholders wish to transfer their Sellers' Shares to a Proposed Buyer in accordance with Section 8.1 above, the Selling Shareholders shall procure that the other Parties are given the opportunity to sell Shares (pro rata to their shareholdings) at the same price and on the same terms and conditions as the Selling Shareholders.

9.	Completion of share purchase

9.1	Completion of the sale and purchase of shares under clause 7 of this Agreement shall take place 15 Business Days after the fair market value of the Sales Shares has been determined.

9.2	At such completion:

9.2.1	Helmet shall deliver to 500.com a duly completed stock transfer form transferring the legal and beneficial ownership of the relevant Sale Shares to 500.com, together with the relevant share certificate(s) (or an indemnity in lieu thereof) and such other documents as 500.com or the Company may reasonably require to show good title to the Sale Shares, or to enable it to be registered as the holder of the Sale Shares;

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9.2.2	500.com shall pay the purchase price for the Sale Shares to a bank account designated by Helmet (or such other method of payment agreed between 500.com and Helmet in writing); and

9.2.3	if, following a sale of shares in accordance with this Agreement, Helmet holds no further shares in the Company:

9.2.3.1	the Seller shall procure that there are delivered to the Company and its subsidiaries, the resignation from office of the director appointed by Helmet and such resignation shall take effect at completion of the sale of the Sale Shares; and

9.2.3.2	Helmet shall automatically cease to be a party to this Agreement, but without prejudice to any rights or obligations of Helmet which accrued before such cessation including in respect of any prior breach of this agreement.

9.3	Any transfer of shares by way of a sale that is required to be made under this Agreement shall be deemed to include a warranty that the Seller sells the shares with full title guarantee.

9.4	500.com shall procure (so far as is lawfully possible in the exercise its rights and powers as a shareholder of the Company) the registration (subject to due stamping by the continuing Shareholder) of the transfers of the Sale Shares under clause 7.

10.       CONFIDENTIALITY

10.1	The Parties to this Agreement agree that, without the prior written consent of the other party (including the Company), they will not at any time reveal to any Person or use for their own account or in any way use in any matter which may be detrimental to the Company, any non-public, confidential or proprietary information relating to the business, technology or affairs of the Company (hereinafter ‘Confidential Information’); provided, however, that such confidentiality obligation shall not apply to information that:

10.1.1	is or hereafter becomes generally available to the public other than by reason of any default with respect to confidentiality by the party concerned under this Agreement, or

10.1.2	has been or is hereafter disclosed to a party by a third party who is not in default of any confidentiality obligation to the Company, or

10.1.3	required to be disclosed in compliance with applicable laws or regulations or order by a court or other governmental or regulatory agency or body having competent jurisdiction provided that if possible reasonable measures shall be taken to assure confidential treatment of such information, or

10.1.4	disclosure in confidence by a Party to its directors, officers, employees, agents and professional or other advisers (‘Representatives’) on a ‘need to know’ basis where the recipient, in the reasonable opinion of the disclosing Party, requires access to the information for a purpose reasonably incidental to the Party’s interest in the relevant Company.

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10.2	Each Party shall use all its powers to ensure (so far as it is able) that the Company and its respective officers observe a similar obligation of confidence in favour of the Parties to this Agreement.

10.3	The provisions of this clause 10 shall survive any termination of this Agreement.

11.	INTELLECTUAL PROPERTY RIGHTS

11.1	The intellectual property rights (including patents, patent applications, trademarks, trademark applications, copyrights, know-how and all other intellectual property rights) created or evolved as a result of the Company’s business operations shall remain the property of the Company and all rights relating to these intellectual property rights shall be protected for the benefit of the Company. The Parties agree to use their commercially reasonable efforts to safeguard the protection of these rights.

11.2	Each Party hereby confirms that it does not have, and will not have, any claims on the ownership or the like regarding inventions, patents, know-how and other intellectual property rights related to the products or business of the Company.

12.	DURATION AND TERMINATION

12.1	This Agreement shall come into force on the date of signing.

12.2	This Agreement shall be valid until the Parties hereto, whether those signing it on Completion or those becoming bound by it by virtue of a subscription of and/or transfer of Shares in pursuance of the terms and conditions of the Agreement, shall all agree to the termination thereof.

12.3	This Agreement shall automatically terminate once the Put Option Right is exercised or in any event where one shareholder becomes the sole shareholder of the Company.

13.	NOTICES

13.1	All notices and other communications made pursuant to this Agreement shall be in writing, addressed to the Party’s address stated in the heading of this Agreement.

13.2	A Party may change or supplement the contact details for service of any notice pursuant to this Agreement, or designate additional addresses, for the purposes of this clause by giving the other parties written notice of the new contact details in the manner set forth above.

14.	SUCCESSORS BOUND

14.1	This Agreement shall be binding on and shall benefit successors, assignees, transferees of each of the Parties hereto as well as subscribers to any new Shares in the Company.

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15.	AMENDMENTS

15.1	No amendments, changes, revisions or discharges of this Agreement, in whole or in part, shall have any force or effect unless set forth in writing and signed by all the Parties.

16.	ENTIRE AGREEMENT

16.1	The Parties to this Agreement represent that with respect to the subject matter hereof, this Agreement constitutes the sole and exclusive understanding of the Parties and supersedes all prior agreements, arrangements or understandings relating to the subject matter.

17.	WAIVER

17.1	The failure of a Party to insist upon the strict adherence to any term of this Agreement on any occasion shall not be considered as a waiver of any right hereunder nor shall it deprive that Party of the right to insist upon the strict adherence to that term or any other term of this Agreement at some other time.

18.	GOVERNING LAW

18.1	This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of Malta without regard to its principles of conflict of laws.

19.	DISPUTES

19.1	If any dispute, controversy or claim arises out of or in connection with this Agreement, including the breach, termination or invalidity thereof (hereinafter ‘Dispute’), the Parties hereby agree to refer and resolve any Dispute between them exclusively by means of arbitration proceedings, to be carried in Malta by one arbitrator, in accordance with the Malta Arbitration Act, 1996 and the Arbitration Rules of the Malta Arbitration Centre as at present in force. The language of arbitration shall be English.

19.2	The Parties shall have the right to seek interim relief from a court of competent jurisdiction, at any time before and after the arbitrator has been appointed, up until the arbitrator has made his final award.

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Place: Malta

Date: July 17, 2017

Signed by Helmet Limited	...../s/ Authorized Signatory.....

SIGNATURE OF HELMET LIMITED

Signed by 500.COM Limited	...../s/ Authorized Signatory.....

SIGNATURE OF 500 COM LIMITED

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Schedule 1 - The Company

Company Name:	The Multi Group Limited
Registered number:	C 71212
Status:	Private limited company
Registered office:	1st Floor, Suite 3, Central Business Centre, Mdina Road, Malta.
Directors:	Thomas Michael Biro
Secretary:	Orsolya Felix
Authorised share capital:	EUR 12,500
Issued share capital:	EUR 10,500

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Schedule 2 - The Shareholders

Shareholder	Address	Shares	Percentage of ownership

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Schedule 3 – Memorandum and Articles of Association

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